Exhibit 99.1

For Immediate Release
IceWEB Name Change and Reverse Split is Complete

‐Company has new Name, Stock Symbol and CUSIP Number‐

Fairfax, VA. ‐ January 5, 2015– IceWEB, Inc.™ (OTC BB:IWEB) announced today, it has completed its name change and the reverse split of its stock 1 for 400. The new company name is UNIFIEDONLINE!, INC., and the new stock symbol is OTC BB: UOIP. Shareholders will receive new stock certificates with the new CUSIP numbers and in the reversed amount of their shares.

UnifiedOnline!, Inc. CEO Rob Howe said, “It’s an exciting new day for our company. Simultaneously, we will launch our new website—devoted to our core businesses—Wireless Internet Service Provisioning, and Datacenter Services from our two subsidiaries, CTC Wireless and KC NAP. This marks completion of the first phase in our change in strategy from a hardware‐based business to a Cloud Services business. And we’re just getting started. There’s much more exciting news as well. You’ll see us branching out in our quest to build a nationwide footprint of Wireless Internet Service Providers (WISPs). We’re going in search of the best operated WISPs in the fringe metro and rural areas of the US—areas where the majors are not building physical infrastructure because of the great cost and long payback cycles of their old physical infrastructure model. Wireless, and its new technology, is the perfect way to reach these areas and provide them with the broadband speeds and affordable costs that small‐to‐medium           businesses in those areas need to be competitive.”

We’re also branching into the area of Intellectual Property Monetization around patent portfolios we’re negotiating in our lines of business; there’ll be more on that later.

I’ve never been more excited to be a part of anything as I am to be making these changes. We’ve worked extremely hard to get our company into position to make this happen. Our model is sound; our approach is right; our systems are perfected, and our resolve is solid. Come along with us! Be a part of UNIFIEDONLINE!, INC (UOIP: OTC BB). It’s a new day and a bright future!” Howe said.

About UNIFIEDONLINE!, Inc.

UNIFIEDONLINE!, Inc. operates high performance Wireless Internet Services and Datacenter Services in Kansas City, MO. To become part of the Company's e‐mail list for industry updates and press releases, please send an e‐mail to  ir@unifiedonline.net. This press release may contain forward‐looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated.
Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward‐looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

CONTACT: 816‐888‐8875